Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of CYNGN Inc. on Form S-3 (File No. 333-283438), Post-Effective Amendment No.1 to Form S-1 on Form S-3 (File No. 333-264887), Form S-8 (File No. 333-262130), Form S-3 (File No. 333-271567) and Form S-8 (File No. 333-276792) of our report dated March 6, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of CYNGN Inc. as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023, which report is included in this Annual Report on Form 10-K of CYNGN Inc. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

San Francisco, California

March 6, 2025